UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2007

American Wagering, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

$200,000 Additional Letter of Credit and $400,000 Increase in Gaming Bond

On November 15, 2007, Leroy’s Horse and Sports Place, Inc. (“Leroy’s”), a wholly-owned subsidiary of American Wagering, Inc. (“The Company”), deposited an additional $200,000 in accounts with Great Basin Bank of Nevada (“Great Basin Bank”) for a total of $1.2 million in certificates of deposit and correspondingly Great Basin Bank increased Leroy’s Irrevocable Letters of Credit for the benefit of Fidelity and Deposit Company of Maryland (a subsidiary of Zurich American Insurance) (“Fidelity”) to a total of $1.2 million.

The Nevada Gaming Commission Regulation 22.040 (“Regulation 22.040”) requires us to maintain reserves (cash, surety bonds, irrevocable standby letters of credit, etc.) sufficient to cover any outstanding wagering liability including unpaid winning tickets, future tickets and telephone account deposits. From September 2005 to August 2006, we maintained a Regulation 22.040 reserve in the amount of $2.4 million, which was increased to $3.0 million in August 2006 in the form of a surety bond issued by Fidelity.

On November 16, 2007, this $3.0 million surety bond was increased to $3.4 million due to increased wagers or “handle”. The surety bond is secured by the $1.2 million Irrevocable Letters of Credit (“ILOC”) issued to the benefit of Fidelity by Great Basin Bank. The ILOC is secured by the certificates of deposit for $1.2 million also held by Great Basin Bank.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 19, 2007, the Board of Directors approved and adopted Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws replace in their entirety the Company’s existing Bylaws (as amended, the “Original Bylaws”). The Board adopted the Amended and Restated Bylaws to update the Original Bylaws for changes in, and to conform with, Nevada law, to make certain administrative changes, to eliminate certain ambiguities and to, among other things:

• change the manner of the calling of special stockholder meetings so that such meetings may be called by the chairman of the board, the chief executive officer, by the president if there is no chairman or chief executive officer, or by the secretary upon written request of at least a majority of the directors in office;

• clarify procedures relating to the organization and holding of stockholder meetings and director meetings;

• clarify procedures relating to the powers and responsibilities of committees of the Board of Directors and administrative provisions relating to committees of the Board of Directors;

• provide that, if a quorum is present, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless the Company’s Articles of Incorporation, the Amended and Restated Bylaws, the Nevada Revised Statutes, any rules or regulations applicable to the Company or its securities or other applicable law provide for a different proportion;

• provide for procedures relating to the notice and submission of stockholder proposals to be considered at stockholder meetings;

• provide for procedures relating to the notice and submission by stockholders of nominees for election as directors to be considered at stockholder meetings;

• clarify and update provisions relating to the indemnification of officers and directors, former officers and directors and officers and directors serving at the request of the Company in any capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and

• provide for the Company to be able to issue uncertificated shares so that they can be eligible to participate in a direct registration program.

The above discussion of the Amended and Restated Bylaws of the Company is a summary description of certain changes made to the Original Bylaws of the Company and is qualified in its entirety by the actual provisions of the Amended and Restated Bylaws. For complete descriptions of the changes summarized in this report, reference must be made to the Amended and Restated Bylaws attached hereto as Exhibit 3.01 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibit is furnished with this Form 8-K:

Exhibit 3.01           Amended and Restated Bylaws of the Company, as adopted by the Board of Directors of the Company on November 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Wagering, Inc.
(Registrant)

Date: November 20, 2007
	By:	/s/ Melody Sullivan
Melody Sullivan
	Its:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

3.01	Amended and Restated Bylaws of the Company, as adopted by the Board of Directors of the Company on November 19, 2007